Fund name, period end, annual or semiannual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended June 30,2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $243,554.


74U1		Class A	130,254
		Class B	47,380
		Class C	1,467

74U2		Class M	3,643
		Class R	1
		Class Y	21,212

74V1		Class A	38.96
		Class B	35.34
		Class C	37.49

74V2		Class M	36.83
		Class R	38.85
		Class Y	40.14